Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Brian Turner Chief Financial Officer Coinstar Inc. (425) 943-8444
	Media Contact:	Marci Kenny Public Relations Director Coinstar Inc. (425)-943-8277

COINSTAR and SAFEWAY TO DISCONTINUE RELATIONSHIP

Conference Call Scheduled for 4:30 p.m. Eastern Time Today

BELLEVUE, Wash. — July 9, 2003 — Coinstar Inc. (Nasdaq:CSTR) today announced that due to the inability to reach mutually acceptable economic terms, the Safeway Inc. supermarket chain and Coinstar Inc. decided to end their 9-year relationship. Safeway represented approximately 10 percent of Coinstar’s revenue in fiscal 2002.

Coinstar Inc.’s chief executive officer, Dave Cole, stated, “Coinstar is the undisputed leader in self-service coin processing. On a daily basis we deliver world-class technology, superior security, and unmatched service to our 250-plus retail partners. Although we are disappointed that mutually acceptable terms could not be reached, our value proposition remains strong.” Cole concluded, “Coinstar’s financial position will continue to be very favorable as well. Our balance sheet strength and significant free cash flow generation is a sign of our market leadership and positions our team to deliver long term shareholder value. We look forward to moving ahead with that clear focus.”

Updated 2003 Expectations

Based on the current outlook and a de-installation schedule that will begin in the third quarter and be completed by year end, Coinstar Inc. anticipates the following guidance for the full year ending December 31, 2003:

•	Revenues — $170 to $175 million

•	EBITDA (see appendix A)[1] — $53.0 to $57.5 million[2].

•	Fully diluted, fully taxed earnings per share — $0.74 to $0.85

Over the last three quarters the company has repurchased a total of 772,000 shares of its common stock at an aggregate value of $15.8 million. During the second quarter the company repurchased 284,000 shares totaling $5.3 million.

The company is reiterating previous guidance for the second quarter ended June 30, 2003, as follows:

•	Revenues — $42 to $43.5 million
•	EBITDA[3] — $12 to $13.5 million
•	Fully diluted, fully taxed earnings per share — $0.15 to $0.19

Conference Call

Coinstar Inc. announced that a conference call to discuss the matters described in this press release will be broadcast live over the Internet today, Wednesday, July 9, 2003, at 4:30 p.m. Eastern time. The Webcast will be hosted at the Invest section of Coinstar’s Web site at www.coinstar.com.

Quarter-end Conference Call

Coinstar, Inc. will host a conference call to discuss second quarter results on Thursday, July 31, 2003, at 4:30 p.m. Eastern time. The Webcast will be hosted at the Invest section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. owns and operates the only multi-national network of supermarket-based machines that offer self-service coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

# # #

This press release contains forward-looking statements relating to Coinstar Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Coinstar’s financial performance for the second quarter and full year of 2003. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, the ability to attract customers currently using Coinstar machines at Safeway markets to other locations, our ability to manage expenses and reduce costs to offset expected revenue loss from the discontinuance of the Safeway relationship, the successful deployment and operation of our coin processing network, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives, including but not limited to the ability to attract customers and reach agreements with retail and other partners. These and other risks are more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. These forward-looking statements reflect Coinstar Inc.’s expectations as of July 9, 2003. Coinstar Inc. undertakes no duty or obligation to update the information provided herein.

Coinstar is a registered trademark of Coinstar Inc.

Appendix A

Pro Forma Results

Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP.

1)	EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and other income/expense. We believe EBITDA is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness, repurchase our common stock and for purposes of calculating certain debt covenants. In addition, management uses such pro forma measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

2)	Full year 2003 — updated

	Guidance Range
	$53.0 million	–	$57.5 million
Net cash provided by continuing operations	$61,521		$66,021
Changes in operating assets and liabilities	(9,671)		(9,671)
Other non-cash income (expense)	50		50
Net interest and other expense	1,100		1,100

EBITDA	$53,000		$57,500

3)	Second quarter 2003 — previous

	Guidance Range
	$12.0 million	–	$13.5 million
Net cash provided by continuing operations	$23,493		$24,993
Changes in operating assets and liabilities	(11,743)		(11,743)
Other non-cash income (expense)	(50)		(50)
Net interest and other expense	300		300

EBITDA	$12,000		$13,500